SCHEDULE A

ENTREPRENEURSHARES SERIES TRUST

AGREEMENT AND DECLARATION OF TRUST dated May 13, 2010

List of Series and Classes

Series	Share Class	Date Established
EntrepreneurShares Global Fund	Retail Class	May 13, 2010
	Institutional Class	May 13, 2010
	Class A	October 14, 2010

Dated as of October 14, 2010

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